Exhibit 99.1

        Golden Enterprises, Inc. Announces 4th Quarter Earnings


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Aug. 18, 2005--Golden Enterprises, Inc.'s (NASDAQ: GLDC) basic and diluted income for the thirteen weeks ended June 3, 2005 were $.02 compared to $.03 for the thirteen weeks ended May 28, 2004 on net sales of $26,513,145 versus $25,603,376, an increase of 4%.
    For the 53 weeks ended June 3, 2005, net income was $.00 per share compared to $.00 per share in the same period last year. Net sales were $103.1 million for the 53 weeks ended June 3, 2005 compared with $97.6 million for the 52 weeks ended May 28, 2004 last year, an increase of 6%. As previously reported, this year included an extra week of snack food sales and costs compared to the last year. Without the 53rd week this year, net sales would have been up 4%.
    Gross margins increased $1.4 million for the 53 weeks ended June 3, 2005 compared to the 52 week period ended May 28, 2004 as net gains from higher sales volume and improved pricing more than offset promotional spending.
    Selling, general and administrative expenses for the 53 weeks ended June 3, 2005 rose $1.4 million due to substantial increases in energy prices which continue to affect both manufacturing and distribution costs.


    The following is a summary of net sales and income information.

                  Three Months Ended            Twelve Months Ended
               -------------------------    --------------------------
                     Thirteen Weeks           53 Weeks     52 Weeks
                         Ended                  Ended        Ended
               June 3, 2005 May 28, 2004    June 3, 2005  May 28, 2004
               ------------ ------------    ------------- ------------
Net Sales      $26,513,145  $25,603,376     $103,143,979  $97,583,493

Income (Loss)
 before income
 taxes             511,684      651,511           95,041       37,803
Income taxes       263,611      327,000          109,965       83,649
               ------------ ------------    ------------- ------------
Net income
 (Loss)           $248,073     $324,511         $(14,924)    $(45,846)

Basic and
 diluted
 income
 (Loss)
 per share           $0.02        $0.03          $ (0.00)      $(0.00)
               ============ ============    ============= ============
Basic
 weighted
 shares
 outstanding    11,835,330   11,869,724       11,846,419   11,879,891
               ============ ============    ============= ============
Diluted
 weighted
 shares
 outstanding    11,835,330   11,869,724       11,846,419   11,879,891
               ============ ============    ============= ============

    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Golden Enterprises, Inc., Birmingham
             Patty Townsend, 205-458-7132